EXHIBIT 10.1

August 19, 2009

Mr. William R. Duvall

Dear Bill:

This will confirm that we have agreed to the following terms and conditions regarding your retirement from your office as Chief Technical Officer, the orderly transition of your responsibilities and the termination of your employment by LoJack Corporation (“LoJack” or the “Company”).

1. Retirement; Payments; Benefits. You hereby retire from your employment with LoJack effective August 24, 2009 (the “Retirement Date”). Provided that you execute this Agreement and do not revoke your signature, then, the Company shall make payments to you equal to an aggregate of 18 months of your base salary at the rate in effect on the date hereof minus withholdings as required by law or as authorized by you, payable in equal bi-weekly installments over a 24-month timeframe (The “Covenant Payments”). The payments will commence on the first regular payroll date after Final Acceptance of this Agreement (as defined in Section 8 below). On the Retirement Date, LoJack shall pay you all of your accrued but unused vacation, which has been calculated to be 13 days. The company agrees not to contest any claim that you may make for unemployment benefits after the Retirement Date.

You shall be entitled to receive a prorated portion of your 2009 annual bonus for the time actually worked prior to your Retirement Date, to be paid in 2010 in accordance with the terms of the bonus plan and calculated based on the percentage of target and paid and on actual financial results.

Benefits. Your right to continue coverage under LoJack’s group dental and medical insurance plans under COBRA, 29 U.S.C. §1161 et seq., will commence on August 24, 2009, for up to 18 months. LoJack will continue paying the employer portion of the plan under COBRA or until such earlier time as you accept other employment and you remain responsible for the employee portion of this payment. Benefit Concepts, LoJack’s COBRA administrator, will provide you with separate written information and notification of your right to continue such coverage. Your eligibility to participate in all other of LoJack’s benefit plans and programs will end on the Retirement Date.

You may elect to convert your Basic Life Insurance coverage to an individual policy with Reliance Standard Insurance Company. You also have the option to port any voluntary life insurance you have through LoJack. If you are interested in exploring either one or both of these options, please contact the Benefits Department at LoJack for the appropriate forms as soon as possible. Please note that you only have 31 days to submit these forms to Reliance Standard Insurance Company in order to convert/port your current coverage to individual policies.

Because you were a participant in the LoJack 401(k) Plan, you will receive an action package from ING Direct within the next few weeks from your Retirement Date informing you of your distribution/rollover options. Amounts credited to your Non-Qualified Deferred Retirement Account, plus any earnings or losses, are payable to you no sooner than 180 days following your separation from service due to retirement subject to the Distribution to Specified Employees rule.

You will also be eligible to receive career transition services for up to 6 months through a provider selected by the Company.

2. Termination of Payments. In addition to other remedies, the Covenant Payments will be terminated in the event of

(i) your engaging in conduct which is demonstrably and materially injurious to the Company, or that materially harms the reputation or financial position of the Company, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the belief that such conduct was in the best interests of the Company;

(ii) your indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude related in any way to the business of the Company;

(iii) your being found liable in any SEC or other civil or criminal securities law action, or the entry of any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability);—related in any way to the business of the Company;

(iv) your breach of your fiduciary duties to the Company which may reasonably be expected to have a material adverse effect on the Company;

(v) your obstructing or impeding, or failing to materially cooperate with, any investigation authorized by the LoJack Board of Directors or any governmental or self-regulatory entity;—related in any way to the business of the Company;

(vi) your violation of any nondisclosure, nonsolicitation, non-hire, or noncompete agreement (including but not limited to the provisions of Section 5 below), or

(vii) your violation of any policy of the Company that is generally applicable to all former employees or officers of the Company including, but not limited to, policies concerning insider trading, workplace violence, discrimination, or sexual harassment, or the Company’s code of conduct, that you know or reasonably should know could reasonably be expected to result in a material adverse effect on the Company or its reputation. For purposes of this, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

3. Indemnification. At all times hereunder the Company shall continue to provide you with indemnification as provided in the Company’s By-Laws, applicable law and all applicable insurance policies relating to indemnification of Company officers and employees.

4. General Release of Claims.

In exchange for the promises set forth herein, you, on behalf of yourself and your heirs, executors, administrators and assigns, hereby release and forever discharge LoJack Corporation, its affiliates and each of their respective current and former directors, officers, employees, agents, successors and assigns, in their individual and official capacities, from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against them, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Massachusetts General Laws Chapters 149 and 151B and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of your employment or the termination of your employment with LoJack. You also hereby waive any claim for reinstatement, attorney’s fees, or costs. Nothing in this General Release shall prevent you from seeking to enforce your rights under this Agreement or any vested right which you have under any plans and grants referred to herein or any Company employee retirement or welfare benefit plan. You hereby represent that you have not previously filed or joined in any complaints, charges or lawsuits against LoJack pending before any governmental agency or court of law relating to your employment and/or the cessation thereof.

5. Affirmation and Modification of Continuing Obligations; Additional Covenants;. Restrictive Covenants are Reasonable and Necessary. You hereby acknowledge and affirm your continuing obligations under the LoJack Corporation Employee Invention, Non-Competition and Confidentiality Agreement (the “Invention Agreement”) and the LoJack Corporation Project X Supplement to Employee Invention, Non-Competition and Confidentiality Agreement dated December 19, 2007, both of which are incorporated by reference herein. Notwithstanding the foregoing, you agree that the Invention Agreement shall be modified as follows:

a) The duration of the covenants in Section 1.1 shall be increased so that they shall remain in effect for a period of two (2) years after the Retirement Date.

b) You shall also be prohibited under Section 1.1(iii) from hiring or employing any employee or consultant of LoJack, or inducing any such employee or consultant to terminate his/her employment or other relationship with LoJack.

c) You further agree that, for the two (2) year period after the Retirement Date, you will not solicit or accept business, compensation, employment or other position from or own any interest in

(i) any former or present partners, affiliates or foreign licensees of LoJack or with Absolute Software Inc. or SC-Integrity Inc.; or

(ii) any person or entity engaged in any aspect of the business of stolen vehicle tracking and recovery, the tracking, location or recovery of valuable mobile assets including safety and security vehicle telematics applications in which the Company or any licensee has been engaged during the term of your employment, or the Company is planning to engage, directly or through licensing, as of the date hereof.

You acknowledge that:

(i) the principal business of the Company (which expressly includes for purposes of this Section 5 and any related enforcement provisions hereof, its successors and assigns) is the offering of products and services relating to stolen vehicle tracking and recovery, the tracking, location or recovery of valuable mobile assets including safety and security vehicle telematics applications, persons at risk, pets, or other like initiatives discussed during your employment with the Company;

(ii) LoJack is one of the limited number of persons or entities which have developed such a business;

(iii) LoJack’s business is national and international in scope;

(iv) your work for LoJack has given you extensive access to the confidential affairs and proprietary information of the Company;

(v) your covenants and agreements contained in Section 5 are essential to the business and goodwill of LoJack; and

(vi) LoJack would not have entered into this Agreement but for the covenants and agreements set forth in this Section 5. Accordingly, you covenant, agree and acknowledge that (w) you have had an opportunity to seek advice of counsel in connection with this Agreement and (x) the restrictive covenants are reasonable in geographical and temporal scope and in all other respects. It is the express intent of the parties that (y) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the fullest extent compatible with applicable law; and (z) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

6. Return of LoJack Property. All documents, records, materials, software, equipment, office entry cards or keys and other physical property, and all copies of the same that have come into your possession or been produced by you in connection with your employment, have been and remain the sole property of LoJack. You agree that you shall return all such property to LoJack by the Resignation Date.

7. Mutual Non-Disparagement. You agree not to take any action or make any statement, written or oral, that disparages LoJack or any of LoJack’s directors, officers, employees or agents, or that has the intended or foreseeable effect of harming LoJack’s business or reputation or the personal or business reputation of any of LoJack’s directors, officers, employees or agents. Similarly, LoJack agrees that its directors and officers will not take any action or make any statement, written or oral, that disparages you or that has the intended or foreseeable effect of harming your reputation or your personal or business reputation and will not authorize any other employee to make any statement in behalf of the Company.

8. Consultation with Counsel; Time for Signing; Revocation. You acknowledge that LoJack has advised you of your right to consult with an attorney of your own choice prior to signing this Agreement. You have until twenty-one (21) days from your receipt of this Agreement to decide whether to sign it. You agree that any changes made to this Agreement after you receive it will not restart another 21-day consideration period. You will have seven (7) days after signing this Agreement to revoke your signature. If you intend to revoke your signature, you must do so in a writing addressed and delivered to me prior to the end of the 7-day revocation period. This Agreement shall not be effective, and neither LoJack nor you shall have any rights or obligations hereunder, until the expiration of the 7-day revocation period (“Final Acceptance”).

9. General Provisions.

a) Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions, or any part, hereof.

b) Enforcement; Applicable Law; Jurisdiction. This Agreement is intended to operate as a contract under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. You agree that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the Commonwealth of Massachusetts and you hereby consent to exclusive jurisdiction in courts located in the Commonwealth of Massachusetts with respect to all matters arising out of or related to this Agreement.

c) Entire Agreement; No Representations. This Agreement constitutes the entire agreement between you and LoJack concerning the terms and conditions of your separation from employment with LoJack and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and LoJack, except (i) as referenced in Paragraph 5, and (ii) your stock option agreement, restricted stock agreements and the non-qualified deferred compensation plan agreement with the Company, which shall remain in full force. You agree that LoJack has not made any warranties, representations or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

d) Modification and Waiver. This Agreement may be amended or modified only by a written instrument signed by you and an authorized representative of LoJack. The failure of you or LoJack at any time to require the performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same provision.

Please indicate your understanding and acceptance of this Agreement by signing and returning one copy to Mark Bornemann, Human Resources. The other copy is for your records.

Sincerely,

/s/ Richard T Riley

Richard T. Riley

Executive Chairman

LoJack Corporation

ACCEPTED AND AGREED:

/s/ William R Duvall	Dated: August 21, 2009
William R. Duvall